Filed Pursuant to Rule 424(b)(5)
Registration No. 333-268319

STICKER SUPPLEMENT NO. 1

(To the prospectus supplement dated February 13, 2023)

(To the prospectus dated December 8, 2022)

2,000,000 Shares

Common Stock

EXPLANATORY NOTE

This sticker supplement no. 1 (this “sticker supplement”) is part of, and should be read in conjunction with, our prospectus supplement, dated February 13, 2023 (the “Prospectus Supplement”), and our prospectus, dated December 8, 2022 (together with the Prospectus Supplement, the “Prospectus”). The purpose of this sticker supplement is to amend and restate in its entirety the information under the caption “Capitalization” in the Prospectus Supplement, as set forth in Annex A to this sticker supplement. Other than the disclosures set forth in Annex A to this sticker supplement, this sticker supplement does not supplement or alter the Prospectus in any way.

This sticker supplement is part of the Prospectus and must accompany the Prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this sticker supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this sticker supplement is February 14, 2023.

ANNEX A

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2022:

●	on an actual basis; and

●	on a pro forma basis to give effect to our issuance and sale of 2,000,000 shares of common stock in this offering at a public offering price of $ 0.90 per share, after deducting the placement agent fees and expenses and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the number of shares of common stock sold in this offering. You should read the following table in conjunction with “Use of Proceeds and “Description of Capital Stock” and other financial information contained in, or incorporated by reference into, this prospectus, including the financial statements and related notes incorporated by reference into this prospectus supplement.

	As of September 30, 2022
	Actual	Pro Forma
Cash and cash equivalents and marketable securities	$6,953,206	$8,464,206

Debt:

Non-convertible promissory notes – long-term	1,375,000	1,375,000
Total debt	$1,375,000	$1,375,000

Stockholders’ Equity :
Preferred stock, $0.00001 par value; 20,000,000 shares authorized; 0 shares issued and outstanding	$—	$—
Common stock, $0.00001 par value; 80,000,000 shares authorized; 11,886,379 shares issued and outstanding (actual) and 13,886,379 shares issued and outstanding (pro forma)	119	139
Additional paid-in capital	22,786,005	24,296,985
Accumulated deficit	(17,272,669)	(17,272,669)
Total stockholders’ equity	5,513,455	7,024,455
Total capitalization	$6,888,455	$8,399,455

The preceding table does not include:

●	4,388,185 shares of our common stock issuable upon the exercise of outstanding warrants at September 30, 2022, at a weighted average exercise price of $4.01 per share;

●	2,003,919 shares of our common stock issuable upon the exercise of outstanding stock options under our 2014 Equity Incentive Plan at September 30, 2022, with a weighted average exercise price of $1.88 per share; and

●	1,496,081 shares of our common stock reserved for future issuance under our 2014 Equity Incentive Plan at September 30, 2022.